UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: September 28, 2007
(Date of earliest event reported)

Maxim Integrated Products, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-16538	94-2896096
(State of other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

120 San Gabriel Drive
Sunnyvale, California    94086
(Address of principal executive offices including zip code)

(408) 737-7600
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01    Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On September 28, 2007, the Securities and Exchange Commission (the "Commission") denied the Company's appeal to stay the Nasdaq Stock Market LLC's decision to suspend and delist the Company's common stock. This decision terminates the interim stay of Nasdaq's ruling that was put in place by the Commission on Tuesday, September 25, 2007 to allow the Commission more time to fully consider the Company's appeal. The Company's common stock is suspended from trading on Nasdaq effective as of the opening of business on Tuesday, October 2, 2007, and will be subsequently delisted.

As previously disclosed by the Company on August 23, 2007, the Board of Directors of Nasdaq originally gave the Company until September 25, 2007 to file its past due periodic reports with the Commission and regain compliance with Nasdaq's listing requirements contained in Nasdaq Marketplace Rule 4310(c)(14). While the Company continues to make progress in restating its prior periods, it was unable to file its past due periodic reports with the SEC by Nasdaq's deadline.

The Company anticipates that its common stock will be quoted on the Pink Sheet Electronic Quotation Service automatically and immediately after Nasdaq suspends trading. The Company expects that the trading symbol of its common stock will be changed to "MXIM.PK" and will also be listed as "Other-OTC" securities on the OTCBB website.

The Company currently expects its restatement to be completed and its past due periodic reports to be filed during the first quarter of calendar year 2008. The Company intends to promptly seek the re-listing of its common stock on a national exchange as soon as practicable thereafter.

A copy of the Company's press release issued on October 1, 2007, relating to the foregoing, is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit is filed herewith:
Exhibit No.	Description
99.1	Text of press release issued by Maxim Integrated Products, Inc. dated October 1, 2007.

(All other items on this report are inapplicable.)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MAXIM INTEGRATED PRODUCTS, INC.

By: /s/ Tunç Doluca Tunç Doluca President and Chief Executive Officer

Date: October 2, 2007

EXHIBIT INDEX

Exhibit No.	Description
99.1	Text of press release issued by Maxim Integrated Products, Inc. dated October 1, 2007. PDF